Exhibit 4.28

Proxy Agreement

This Proxy Agreement (this “Agreement”) is entered into as of June 23, 2006 between the following two parties in Beijing, PRC.

Party A:  Jiping Liu, a citizen of the People’s Republic of China (the “PRC”)

Party B:  Yazhu Zhang, a citizen of the People’s Republic of China (the “PRC”)

Party C:  Baidu Online Network Technology (Beijing) Co., Ltd., a wholly foreign-owned enterprise registered in Beijing, PRC under the laws of the PRC

WHEREAS

1. Party A and Party B jointly established Beijing Perusal Technology Co., Ltd. (the “Company”) onJune 23, 2006, in which Party A owns 80% of the equity interests and Party B owns 20% of the equity interests.

2. Party A is willing to entrust the person designated by Party C with full authority to exercise his shareholder’s voting right at the Company’s shareholders’ meetings.

3. Party B is willing to entrust the person designated by Party C with full authority to exercise her shareholder’s voting right at the Perusal’s shareholders’ meetings.

NOW THEREFORE, the parties agree as follows:

1. Party A hereby agrees to irrevocably entrust the person designated by Party C to exercise on his behalf all shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of the Company in accordance with PRC law and the Company’s articles of association, including, but not limited to, with respect to the sale or transfer of all or part of Party A’s equity interests in the Company and the appointment and election of the directors and chairman of the Company.

2. Party C agrees to designate a person to accept the entrustment by Party A pursuant to Article 1 of this Agreement, and such person shall represent Party A in the exercise of Party A’s shareholder’s voting rights and other shareholder’s rights pursuant to this Agreement.

3. Party B hereby agrees to irrevocably entrust the person designated by Party C to exercise on her behalf all shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of the Perusal in accordance with PRC law and the Company’s articles of association, including, but not limited to, with respect to the sale or transfer of all or part of Party A’s equity interests in the Company and the appointment and election of the directors and chairman of the Company.

4. Party C agrees to designate a person to accept the entrustment by Party B pursuant to Article 1 of this Agreement, and such person shall represent Party B in the exercise of Party B’s shareholder’s voting rights and other shareholder’s rights pursuant to this Agreement.

5. Party A and Party B hereby acknowledge that, regardless how their equity interests in the Company will change, they shall entrust the person designated by Party C with all of their shareholder’s voting rights and other shareholder’s rights. If Party A and Party B transfer their equity interests in the Company to any individual or company, other than Baidu.com, Inc., Party C, or the individuals or entities designated by Party C (each, a “Transferee”), Party A and Party B shall cause such Transferee to, concurrently with the execution of the equity transfer documents, sign an agreement with the same terms and conditions as this Agreement to entrust the person designated by Party C with the shareholder’s voting rights and other shareholder’s rights of the Transferee.

6. Party A and Party B hereby acknowledge that if either Party A or Party B no longer hold the shares of the Company, the other Party shall continue to execute this Agreement.

7. Party A and Party B hereby acknowledge that if Party C withdraws the appointment of the relevant person to whom Party A and Party B have entrusted their shareholder’s voting rights and other shareholder’s rights, they will withdraw their authorization for this person and authorize other persons designated by Party C to exercise their shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of the Company.

8. This Agreement shall become effective as of the date it is duly executed by the parties’ authorized representatives.

9. The term of this Agreement shall be ten (10) years and may be extended by agreement between the parties upon the expiration hereof.

10. Any amendment to, and/or cancellation of, this Agreement shall be agreed by the parties in writing.

Jiping Liu

Signature:	/s/ Jiping Liu

Yazhu Zhang

Signature:	/s/ Yazhu Zhang

Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized Representative:	Haoyu Shen

Signature:	/s/ Haoyu Shen

Seal: [Baidu Online Network Technology (Beijing) Co., Ltd. seal]

This Agreement is agreed and accepted by:

Beijing Perusal Technology Co., Ltd.

Authorized Representative:	Jiping Liu

Signature:	/s/ Jiping Liu

Seal: [Beijing Perusal Technology Co., Ltd. seal]

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